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Exhibit 5.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Pengrowth Corporation, as Administrator
Pengrowth Energy Trust

       We consent to the incorporation by reference in this Registration Statement on the Form F-10 of our audit report dated March 3, 2003, on the consolidated balance sheets of Pengrowth Energy Trust as at December 31, 2002 and 2001, and the consolidated statements of income, trust unitholders' equity and cash flow for the years then ended, which audit report appears in Appendix B to the Annual Report on Form 40-F of Pengrowth Energy Trust for the fiscal year ended December 31, 2002.

       We also consent to the use, in Appendix B to the U.S. prospectus included in Part I of the said Registration Statement, of our auditors' report dated October 16, 2002, on the Schedule of Revenue and Expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by Pengrowth Corporation for each of the years in the three year period ended December 31, 2001.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
July 21, 2003

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Exhibit 5.2